Exhibit 99.1

News Releases

Enbridge Energy Partners Declares Distribution Increase and Reports Earnings for Second Quarter 2012

July 31, 2012— Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5435 per unit payable August 14, 2012 to unitholders of record on August 7, 2012.

“We are announcing a 2.1% distribution increase, which is in line with our annual distribution growth target rate of 2 to 5 percent,” said Mark Maki, president of the Partnership. “The long-term outlook for the Partnership remains strong as crude oil supply fundamentals in western Canada and the Bakken formation are resulting in high levels of system utilization on our liquids pipeline systems. We are well positioned to grow distributable cash flow based on the previously announced organic growth projects that enter service in 2013 and 2014. These accretive growth projects are secured predominantly by a long-term, low-risk commercial framework such as cost-of-service or ship-or-pay contract structures,” noted Maki.

Adjusted net income of $96.8 million for the second quarter of 2012 was $10.9 million lower than the same period from the prior year primarily due to the recent decline in NGL prices which negatively impacted the earnings of our natural gas business, and was partially offset by the higher transportation revenues from all of our major liquids systems as a result of increased system utilization.

The Partnership’s key financial results for the second quarter of 2012, compared to the same period in 2011, were as follows:

	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2012	2011	2012	2011
Net income	$124.6	$156.9	$223.6	$274.0
Net income per unit	0.33	0.51	0.58	0.90
Adjusted EBITDA (1)	281.6	290.6	573.1	574.3
Adjusted net income	96.8	107.7	206.0	206.7
Adjusted net income per unit	0.23	0.32	0.52	0.64
(1)	Includes non-controlling interest

Adjusted net income for the three and six month periods ended June 30, 2012, reported above, eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the incidents on lines 6A and 6B; (b) non-cash, mark-to-market net gains and losses; (c) non-cash, lower of cost or market adjustments to product inventory; and (d) option premium amortization; among other adjustments. Refer to the Non-GAAP Reconciliations table for additional details.

COMPARATIVE EARNINGS STATEMENT
	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2012	2011	2012	2011
Operating revenue	$1,551.1	$2,372.0	$3,370.6	$4,660.9
Operating expenses:
Cost of natural gas	975.2	1,861.3	2,272.1	3,690.8
Environmental costs, net of recoveries	22.7	23.3	25.9	(11.3)
Oil measurement adjustments	(2.8)	(54.1)	(7.1)	(58.7)
Operating and administrative	209.0	167.6	410.2	334.7
Power	37.4	33.9	78.6	69.5
Depreciation and amortization	86.1	89.6	169.7	178.0
Operating income	223.5	250.4	421.2	457.9
Interest expense	81.8	78.5	165.4	157.9
Other income (expense)	(0.3)	—	(0.3)	6.0
Income before income tax expense	141.4	171.9	255.5	306.0
Income tax expense	1.7	0.9	3.8	3.2
Net income	139.7	171.0	251.7	302.8
Less: Net income attributable to noncontrolling interest	15.1	14.1	28.1	28.8
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$124.6	$156.9	$223.6	$274.0
Less: Allocations to General Partner	30.9	26.6	58.2	47.0
Net income allocable to Limited Partners	$93.7	$130.3	$165.4	$227.0
Weighted average Limited Partner units (millions)	285.4	255.2	285.1	254.0
Net income per Limited Partner unit (dollars)	$0.33	$0.51	$0.58	$0.90

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended June 30, 2012 with the same period of 2011. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2012	2011	2012	2011
Liquids	$155.5	$146.1	$314.5	$295.8
Natural Gas	43.3	56.3	95.8	97.4
Marketing	(2.5)	(0.5)	(5.7)	2.5
Corporate	(0.5)	(0.9)	(0.9)	(2.0)
Adjusted operating income	$195.8	$201.0	$403.7	$393.7

Liquids – For the three month period ended June 30, 2012 adjusted operating income for the Liquids segment increased $9.4 million to $155.5 million from $146.1 million for the comparable period in 2011. The increase in adjusted operating income for the quarter ended June 30, 2012 was driven by higher average daily volumes delivered and higher associated fee-based revenues on all our major liquids systems. Refinery utilization and demand in the Midwest region remained strong due to favorable refining economics. Partially offsetting the increase in adjusted operating income for our liquids segment were higher operating and administrative costs.

Liquids Systems Volumes	Three months ended June 30,		Six months ended June 30,
(thousand barrels per day)	2012	2011	2012	2011
Lakehead	1,811	1,601	1,835	1,672
Mid-Continent	235	224	234	221
North Dakota	219	184	222	180
Total	2,265	2,009	2,291	2,073

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $43.3 million for the three month period ended June 30, 2012, a decrease of $13.0 million from the $56.3 million of adjusted operating income for the same period in 2011. The decrease in adjusted operating income was due to declines in NGL prices, resulting from weaker near-term NGL fundamentals.

Natural Gas Throughput	Three months ended June 30,		Six months ended June 30,
(MMBtu per day)	2012	2011	2012	2011
East Texas	1,291,000	1,392,000	1,305,000	1,354,000
Anadarko	1,062,000	1,054,000	1,002,000	992,000
North Texas	332,000	348,000	323,000	343,000
Total	2,685,000	2,794,000	2,630,000	2,689,000

Marketing – The Marketing segment reported an adjusted operating loss of $2.5 million and $0.5 million for the three month periods ended June 30, 2012 and June 30, 2011, respectively. The increase in adjusted operating loss is primarily attributable to a weaker natural gas pricing environment and narrow locational basis differentials.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.5435 per share payable on August 14, 2012 to shareholders of record on August 7, 2012. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 3, 2012.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 9:00 a.m. Eastern Time on July 31, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternative Webcast link:

http://www.media-server.com/m/p/6iwq9c2s

The audio portion of the presentation will be accessible by telephone at (800) 798-2884 (Passcode: 20832546) and can be replayed until October 31, 2012 by calling (888) 286-8010 (Passcode: 66135237). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2012	2011	2012	2011
Net income	$139.7	$171.0	$251.7	$302.8
Lines 6A and 6B incident expenses, net of recoveries	20.0	23.0	20.0	(12.0)
Lawsuit settlement	—	—	—	(9.0)
Oil measurement adjustments	—	(52.2)	—	(52.2)
Impact from unusual winter conditions	—	—	—	9.2
Option premiums	(1.1)	—	(5.2)	—
Trucking and NGL Marketing legal and audit costs	—	—	7.4	—
Noncash derivative fair value (gains) losses
-Liquids	(21.1)	(9.4)	(12.3)	(4.8)
-Natural Gas	(31.2)	(9.6)	(34.9)	(0.5)
-Marketing	0.6	(1.2)	2.4	1.7
-Corporate	(0.1)	0.2	(0.1)	0.3
Noncash lower cost or market	5.1	—	5.1	—
Net income attributable to noncontrolling interest	(15.1)	(14.1)	(28.1)	(28.8)
Adjusted net income	96.8	107.7	206.0	206.7
Less: Allocations to General Partner	30.4	25.6	57.9	45.7
Adjusted net income allocable to Limited Partners	66.4	82.1	148.1	161.0
Weighted average units (millions)	285.4	255.2	285.1	254.0
Adjusted net income per Limited Partner unit (dollars)	$0.23	$0.32	$0.52	$0.64

Liquids	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2012	2011	2012	2011
Operating income	$156.6	$184.7	$306.8	$370.4
Lines 6A and 6B incident expenses, net of recoveries	20.0	23.0	20.0	(12.0)
Lawsuit settlement	—	—	—	(5.6)
Oil measurement adjustments	—	(52.2)	—	(52.2)
Noncash derivative fair value gains	(21.1)	(9.4)	(12.3)	(4.8)
Adjusted operating income	$155.5	$146.1	$314.5	$295.8

Natural Gas	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2012	2011	2012	2011
Operating income	$70.5	$65.9	$123.4	$88.7
Impact from unusual winter conditions	—	—	—	9.2
Option premiums	(1.1)	—	(5.2)	—
Trucking and NGL Marketing legal and audit costs	—	—	7.4	—
Noncash derivative fair value gains	(31.2)	(9.6)	(34.9)	(0.5)
Noncash lower cost or market	5.1	—	5.1	—
Adjusted operating income	$43.3	$56.3	$95.8	$97.4

Marketing	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2012	2011	2012	2011
Operating income (loss)	$(3.1)	$0.7	$(8.1)	$0.8
Noncash derivative fair value (gains) losses	0.6	(1.2)	2.4	1.7
Adjusted operating income (loss)	$(2.5)	$(0.5)	$(5.7)	$2.5

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2012	2011	2012	2011
Net cash provided by operating activities	$99.0	$200.9	$356.5	$461.0
Changes in operating assets and liabilities, net of cash acquired	99.4	24.5	47.2	(40.5)
Interest expense (1)	81.9	78.3	165.5	157.6
Income tax expense	1.7	0.9	3.8	3.2
Impact from unusual weather conditions	—	—	—	9.2
Option premiums	(1.1)	—	(5.2)	—
Lawsuit settlement	—	—	—	(9.0)
Trucking and NGL Marketing legal and audit costs	—	—	7.4	—
Noncash lower cost or market	5.1	—	5.1	—
Other	(4.4)	(14.0)	(7.2)	(7.2)
Adjusted EBITDA	$281.6	$290.6	$573.1	$574.3
(1)

Interest expense excluded unrealized mark-to-market net gains of $0.1 million for the three and six month periods ended June 30, 2012. Excluded from interest expense for the three and six month period ended June 30, 2011 is unrealized market-to-market net losses of $0.2 million and $0.3 million, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy”, “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 353-6317

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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